Exhibit 99.1
Ovid Therapeutics Reports Third Quarter 2022 Financial Results and Corporate Highlights
•Ovid intends to initiate a Phase 1 study in healthy volunteers in Q4 2022, following the FDA clearance of an Investigational New Drug (IND) application for OV329, its GABA-aminotransferase inhibitor
•The Company ended Q3 2022 with cash, cash equivalents and marketable securities of $137.9 million, which is expected to support the advancement of Ovid's epilepsy pipeline into 2025
NEW YORK, November 8, 2022 -- Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company developing medicines designed to conquer epilepsies and meaningfully improve the lives of people affected by brain disorders, today reported financial results and corporate highlights for the third quarter ended September 30, 2022.
“During the third quarter, we successfully fulfilled several corporate objectives while we reduced quarter-over-quarter expenses," said Jeremy Levin, D. Phil, MB BChir, Chairman and Chief Executive Officer of Ovid. “We look forward to advancing OV329, our potent GABA-aminotransferase inhibitor, into human studies before year-end and are continuing to optimize our unique library of KCC2 activators to potentially treat a range of epilepsies. In addition, we entered into a strategic collaboration with Gensaic to harness its novel, non-viral platform for our genetic epilepsy programs. We believe the phage platform potentially averts the immune response and manufacturing costs associated with prior genetic platforms, such as adeno-associated viruses. Collectively, these efforts continue to progress our strategy of building a company with a leading epilepsy franchise poised for near- and long-term success."
2022 Corporate Highlights & Anticipated Milestones
Pipeline Updates
•Ovid intends to initiate a Phase 1 trial in Q4 2022, following the FDA clearance of the Company's IND application for OV329. OV329 is a potent, next-generation GABA-aminotransferase (GABA-AT) inhibitor being developed for adults and children with treatment-resistant seizures. GABA-AT is a proven target in epilepsy. OV329 has the potential to deliver seizure reduction, an improved safety profile and preferred dosing relative to prior GABA-AT inhibitors. The Phase 1 trial of OV329 is planned to be conducted in healthy volunteers and will include single-dose and multiple ascending dose arms. The trial will use magnetic resonance spectrometry (MRS) to measure engagement with the GABA-AT target at various doses, as well as a range of safety endpoints, including ocular effects. Levels of target engagement, as measured by MRS, have been correlated to therapeutic effect in prior GABA-AT inhibitors.1,2,3 Ovid plans to
1Petroff OA, Rothman DL, Behar KL, Collins TL, Mattson RH. Human brain GABA levels rise rapidly after initiation of vigabatrin therapy. Neurology. 1996 Dec;47(6):1567-71. doi: 10.1212/wnl.47.6.1567. PMID: 8960747.
2 Petroff OA, Rothman DL, Behar KL, Mattson RH. Human brain GABA levels rise after initiation of vigabatrin therapy but fail to rise further with increasing dose. Neurology. 1996 May;46(5):1459-63. doi: 10.1212/wnl.46.5.1459. PMID: 8628502.
3Prescot AP, Miller SR, Ingenito G, Huber RS, Kondo DG, Renshaw PF. In Vivo Detection of CPP-115 Target Engagement in Human Brain. Neuropsychopharmacology. 2018 Feb;43(3):646-654. doi: 10.1038/npp.2017.156. Epub 2017 Jul 25. PMID: 28741622; PMCID: PMC5770752.

use the Phase 1 findings to inform and confirm its development plan in resistant seizures, applying a similar approach to how the Company initially developed soticlestat.

•Ovid is optimizing OV350 and several additional compounds within its unique library of KCC2 transporter activators, in partnership with the Tufts Lab for Neuroscience Research under the direction of Professor Stephen Moss. Ovid believes compounds in the library may be suitable for a range of formulations and administrations that would make it possible to pursue both chronic and acute epilepsies, as well as additional potential neurological indications in the future. Ovid continues to target filing an IND for OV350 in 2024.

•Takeda continues to enroll and execute two pivotal Phase 3 trials studying soticlestat for Lennox-Gastaut syndrome (LGS) and Dravet syndrome (DS). Takeda anticipates related regulatory filings in its fiscal year 2024. Takeda is adding many high quality sites for both trials, including a total of 112 study locations for the SKYWAY trial in LGS and 98 site locations for the SKYLINE trial in DS. Ovid out-licensed soticlestat to Takeda and is eligible to receive regulatory and commercial milestone payments of up to $660 million, as well as royalties up to 20% on global sales, if regulatory approval is received and soticlestat is commercialized. Ovid has no ongoing obligations or costs associated with the development of soticlestat.
Corporate Updates
•Executed an investment stake and research agreement for a novel gene delivery platform. In August 2022, Ovid completed an additional $3.5 million investment in convertible preferred stock in Gensaic (for a total investment of $5.0 million in convertible preferred stock) and entered a research collaboration agreement harnessing Gensaic’s proprietary phage-derived platform (PDP) to develop genetic medicines for central nervous system indications. Ovid will apply the delivery technology to its genetic targets, potentially including those being advanced at Columbia University. The PDP platform is based on Nobel Prize-winning research on phage-display and is designed to: offer a tissue-specific delivery of large genetic cargos (>20kb); be immune-privileged and redosable; and provide a highly engineerable scaffolding to attach a variety of proteins to enhance tropism. Relative to genetic medicines using viral vectors, Ovid believes PDPs may be optimal for crossing the blood-brain barrier and more cost-effective to manufacture.
•Ovid continues to conduct a disciplined business development program to complement its pipeline of potential best-in-class and first-in-class anti-seizure medicines to increase opportunities to maximize shareholder return and mitigate risk associated with any one program.

•Commitment to maintaining sufficient cash runway. Management remains committed to advancing the Company's pipeline, while simultaneously maintaining a sufficient cash runway into 2025, which gets the Company through the period in which Phase 3 data and regulatory determinations are expected for soticlestat.

Third Quarter 2022 Financial Results
•Cash, cash equivalents and marketable securities as of September 30, 2022 totaled $137.9 million.
•Research and development expenses were $5.2 million for the quarter ended September 30, 2022, and $4.9 million for the same period in 2021.

•General and administrative expenses were $7.6 million for the quarter ended September 30, 2022, compared to $6.8 million for the same period in 2021. The increase of $0.9 million was primarily due to the lease for the Company's new headquarters and related costs.
•Operating expenses were $12.8 million for the quarter ended September 30, 2022 and $11.7 million for the same period in 2021.
•Net loss was approximately $12.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.17 for the quarter ended September 30, 2022. Net loss was $11.4 million for the same period in 2021, resulting in basic and diluted net loss per share of $0.17.

About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company striving to conquer seizures and brain disorders with courageous science. Ovid’s pipeline of small molecule and genetic medicines candidates seek to meaningfully improve the lives of people and families affected by epilepsies. Ovid is developing OV329, a GABA-aminotransferase inhibitor, for treatment-resistant seizures, and OV350, a direct activator of the KCC2 transporter, for potential treatment of epilepsies. In addition, Ovid maintains a significant financial interest in the future regulatory development and potential commercialization of soticlestat, which Takeda is responsible for advancing globally. Soticlestat is a cholesterol 24-hydroxylase inhibitor, which is currently in Phase 3 trials for Dravet and Lennox-Gastaut syndromes. For more information about these and other Ovid research programs, please visit www.ovidrx.com.
Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation: statements regarding the potential Phase 1 study in healthy volunteers for OV329; the potential use of OV329 to treat rare and treatment-resistant forms of epilepsy and seizures; the clinical and regulatory development of OV329, including the anticipated timing of clinical trials of OV329; the likelihood that data for OV329 will support future development and therapeutic potential; the potential development of OV350 and other KCC2 compounds in the Company's library; the suitability of the Company’s library of novel, direct KCC2 transporter activators for a range of formulations and administrations that would make it possible to pursue both chronic and acute epilepsies; the timing for filing of the Company’s IND applications; the potential benefits of Gensaic's proprietary phage-derived platform; the timing for the completion of Takeda’s two pivotal Phase 3 trials evaluating soticlestat for Lennox-Gastaut and Dravet syndromes; and the duration of the Company’s cash runway and the expectation that it will support the advancement of the Company’s pipeline. You can identify forward-looking statements because they contain words such as "anticipates," "believes," "expected," "intends," "plan," "potentially," and "will," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its technology or its business strategy, risks related to Ovid’s ability to identify business development targets or strategic partners, to enter into strategic transactions on favorable terms, or to consummate and realize the benefits of any business development transactions and risks to Ovid’s or any of its partners’ abilities to meet anticipated deadlines and milestones presented by the ongoing COVID-19 pandemic. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 9, 2022, and in future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Condensed Consolidated Statements of Operations
Unaudited

	For The Three Months Ended September 30, 2022	For The Three Months Ended September 30, 2021	For The Nine Months Ended September 30, 2022	For The Nine Months Ended September 30, 2021
Revenue:
License and other revenue	$11,102	$—	$1,456,468	$12,382,779
License revenue - related party	—	—	—	196,000,000
Total revenue	11,102	—	1,456,468	208,382,779
Operating expenses:
Research and development	5,183,253	4,917,393	19,062,192	28,849,969
General and administrative	7,631,705	6,764,341	25,769,525	28,970,053
Total operating expenses	12,814,958	11,681,734	44,831,717	57,820,022
(Loss) income from operations	(12,803,856)	(11,681,734)	(43,375,249)	150,562,757
Other income (expense), net	836,085	2,657	711,009	(49,593)
(Loss) income before provision for income taxes	(11,967,771)	(11,679,077)	(42,664,240)	150,513,164
(Benefit) provision for income taxes	—	(294,829)	—	1,678,532
Net (loss) income	$(11,967,771)	$(11,384,248)	$(42,664,240)	$148,834,632
Net (loss) income per share, basic	$(0.17)	$(0.17)	$(0.61)	$2.15
Net (loss) income per share, diluted	$(0.17)	$(0.17)	$(0.61)	$2.14
Weighted-average common shares outstanding, basic	70,430,554	67,929,894	70,408,657	67,282,495
Weighted-average common shares outstanding, diluted	70,430,554	67,929,894	70,408,657	67,848,033

Select Condensed Balance Sheet Data
Unaudited

	September 30, 2022	December 31, 2021

Cash, cash equivalents and marketable securities	$137,857,661	$187,797,532
Working capital[1]	133,765,840	175,680,808
Total assets	165,031,865	194,544,757
Total stockholder's equity	142,050,733	179,746,436
[1]Working capital defined as current assets less current liabilities

Contacts
Investors and Media:
Ovid Therapeutics Inc.
Meg Alexander
917-943-6681
malexander@ovidrx.com
OR
Investors:
Argot Partners
Maeve Conneighton
212-596-7231
ovid@argotpartners.com